Exhibit 99.1

FLEETWOOD REPORTS FIRST QUARTER FISCAL 2004 EARNINGS

Riverside, Calif., September 4, 2003 – Fleetwood Enterprises, Inc. (NYSE:FLE), the nation’s leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced results for the first quarter of fiscal 2004. For the period ended July 27, 2003, the Company reported a profit of $1.9 million or $0.05 per diluted share, compared with a net loss of $1.5 million or $0.04 per diluted share for the same quarter last year.

“We are pleased with the progress demonstrated by the financial results for the quarter,” said Edward B. Caudill, president and chief executive officer. “The dedicated efforts of our associates have positioned the Company for financial growth and improved performance. Our motor home, travel trailer and housing manufacturing divisions all contributed operating profits to the quarter. Our folding trailer division experienced a loss due to an industry-wide downturn in sales. Although our housing retail division incurred a loss, its operating results improved by 13 percent compared with last year’s first quarter due to further cost-cutting and improved gross margins.”

At the operating income level, the RV Group earned $14.9 million, compared with $17.7 million last year. While the motor home division improved, the loss in folding trailers and lower operating income in travel trailers reduced the Group’s income from operations. Recreational vehicle sales in the first quarter rose 18 percent to $436.5 million from $371.0 million in the prior year. Sales of motor homes improved by 18 percent to $257.3 million from $218.3 million last year, while travel trailer sales increased by 29 percent to $156.8 million. The growth in revenue for both divisions outpaced the industry, reflecting strong consumer acceptance of the Company’s refreshed product lines. Folding trailer sales declined 27 percent, from $30.8 million to $22.4 million, due to the overall decline in that industry segment.

“Clearly, our product innovations are creating the desired effect,” Caudill said. “Dealer and consumer acceptance of our motor homes and travel trailers is very encouraging. We expect that the higher revenues and enhanced market share that we now enjoy in travel trailers will lead to improved profitability, as it has in motor homes. We are particularly pleased with our gains in diesel motor homes and fifth-wheel trailers, two growing and profitable market segments.”

The housing manufacturing segment generated operating income of $1.9 million during the quarter, compared with $0.8 million in the prior year, excluding intercompany profits of $0.6 million and $2.2 million, respectively. Manufactured housing revenues in the first quarter fell 13 percent to $200.3 million from $230.6 million in the prior year. Housing revenues included $142.7 million of wholesale factory sales and $57.6 million of retail sales from Company-owned sales centers. This compares with $158.1 million and $72.5 million, respectively, last year. Gross manufacturing revenues declined 11 percent to $169.8 million from $191.3 million, including $27.1 million and $33.3 million of intercompany sales to Fleetwood sales centers, respectively. Manufacturing unit volume was off 17 percent to 5,372 homes, including intercompany unit sales of 965. Homes sold at Fleetwood sales centers fell 24 percent to 1,148. The retail operations generated a loss of $8.5 million compared with a loss of $9.8 million in last year’s comparable period.

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“We have had some good news in the manufactured housing industry in the first part of the year, including positive Texas legislation and progress by at least one major financial institution toward becoming a significant factor in manufactured housing finance, but sales continue to be soft,” Caudill said. “Nonetheless, the downhill slide appears to be slowing and so we continue to believe that calendar 2003 will represent the bottom of the industry cycle. The inventory of foreclosed homes appears to be headed toward equilibrium. That, combined with some optimism that chattel financing will become more available, should result in a recovery in industry sales, as consumer demand for manufactured homes has remained strong throughout this downturn. We believe Fleetwood is fully prepared to take advantage of any recovery.

“I am excited about Fleetwood’s prospects for the future,” Caudill continued. “It is our goal to provide sustained profitability for our shareholders, and we believe that we have an excellent opportunity to have a profitable year in fiscal 2004. Toward that end, we currently expect to generate a net profit in the second quarter.”

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EDT/10:30 a.m. PDT on Thursday, September 4, 2003, and will be broadcast live over the Internet at www.streetevents.com and www.companyboardroom.com. It also will be accessible from the Company’s Website, www.fleetwood.com. An archive of the call will be available on all three sites shortly after the conclusion of the call.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of weak consumer confidence; the effect of global tensions on consumer confidence; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations
(Unaudited)

	13 Weeks Ended
(Amounts in thousands except share and per share data)	July 27, 2003	July 28, 2002

Sales	$646,131	$611,275

Operating income	$12,621	$9,181

Income before income taxes and minority interest	$11,212	$6,900

Provision for income taxes	(4,139)	(3,374)
Minority interest in Fleetwood Capital Trusts, net of taxes	(5,157)	(5,046)

Net income (loss)	$1,916	$(1,520)

Basic and diluted net income (loss) per common share	$.05	$(.04)

Weighted average common shares:
Basic	35,935	35,694
Diluted	36,669	35,694

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

ASSETS

	July 27,	April 27,	July 28,
	2003	2003	2002
Cash and marketable investments	$48,809	$69,776	$133,985
Receivables	183,684	143,452	144,883
Inventories	216,900	240,521	218,233
Property, plant and equipment, net	255,699	260,318	271,399
Other assets	220,221	210,499	208,363
	$925,313	$924,566	$976,863

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and book overdraft	$78,209	$78,890	$84,503
Employee compensation and benefits	131,247	128,202	131,890
Product warranty reserve	60,888	62,137	66,789
Retail flooring liability and short-term debt	33,526	31,411	17,627
Long-term debt	2,354	2,357	2,564
Other liabilities	130,489	136,224	121,895
Total liabilities	436,713	439,221	425,268

Company-obligated mandatorily redeemable convertible preferred securities	374,685	374,377	373,453

Shareholders’ equity	113,915	110,968	178,142
	$925,313	$924,566	$976,863

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FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information

(Unaudited)
(Dollars in thousands)

	13 Weeks Ended
	July 27, 2003	July 28, 2002
OPERATING REVENUES:

Manufactured housing –
Manufacturing	$169,767	$191,339
Retail	57,604	72,516
Less intercompany	(27,063)	(33,271)
	200,308	230,584

Recreational vehicles	436,533	370,950
Supply operations	8,406	9,450
Financial services	884	291
	$646,131	$611,275
OPERATING INCOME (LOSS):

Manufactured housing	$1,859	$761
Housing – retail*	(8,469)	(9,764)
Recreational vehicles	14,925	17,663
Supply operations	740	1,013
Financial services	(530)	92
Corporate and other	3,478	(2,827)
Intercompany profit	618	2,243
	$12,621	$9,181
UNITS SOLD:

Manufactured housing –
Factory shipments	5,372	6,462
Retail sales	1,148	1,505
Less intercompany	(965)	(1,107)
	5,555	6,860
Recreational vehicles –
Motor homes	2,694	2,482
Travel trailers	9,815	8,612
Folding trailers	2,967	4,225
	15,476	15,319

*    Operating income before deduction of interest expense on inventory floorplan financing of $485 for the 13 weeks ended July 27, 2003, and $644 for the 13 weeks ended July 28, 2002.

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